Exhibit 99.1



Minera Andes
Incorporated


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TSX-V: MAI                  NEWS RELEASE                       NASD-OTCBB: MNEAF
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     MINERA ANDES CLOSES MACQUARIE BANK FINANCING FOR HUEVOS VERDES PROJECT

SPOKANE, WASHINGTON - December 16, 2004 - Minera Andes Inc. (TSX-V: MAI and US
OTC: MNEAF) today announces it has closed on the US$2 million first tranche of the US$4 million loan facility from Macquarie Bank Limited ("Macquarie"). This facility is being provided in two tranches for funding of Minera Andes' 49% portion of the costs of completing a bankable feasibility study and related development work for the San Jose/Huevos Verdes silver/gold project in Argentina. Macquarie is an international banking group active in providing project financing to the mining sector.

Macquarie has advanced US$1 million of the first US$2 million tranche and the balance of US$1 million will be available to Minera Andes on fulfillment of certain outstanding conditions precedent relating to security and similar matters. This first tranche of US$2 million is available for up to two-years from draw-down. The second tranche of the facility, being an additional US$2 million, is to be provided prior to June 30, 2005, subject to achievement of positive exploration and development at Huevos Verdes to the satisfaction of Macquarie, regulatory approvals, and completion of documentation.

The commercial terms of the loan include a facility fee of 1.5% of the principal amount of the initial tranche and an interest rate of Libor plus 2% p.a., currently totaling approx 4.1% p.a. In addition, a success fee of US$20,000, being one percent of the principal amount of the first tranche, is payable to Xystus Limited for assisting with the structuring and negotiation of the loan facility.

In connection with the first tranche of the facility, Minera Andes has issued share purchase warrants to Macquarie to acquire 2,738,700 Common Shares of Minera Andes at an exercise price of Cdn$0.91 per share. The warrants exercise price was calculated at a 20 percent premium to the volume weighted average of Minera Andes' common stock determined from the ten business days prior to acceptance of this offer. Each warrant is to be exercisable for two years and will expire on December 15, 2006. Additional share purchase warrants will be issueable to Macquarie in regard to the second tranche of US$2.0 million, on terms calculated in a similar manner at that time, upon fulfillment of conditions precedent for that tranche and appropriate regulatory approvals.

Minera Andes is funded with working capital of approximately US$1.7 million for its exploration and underground construction programs. Minera Andes is a mining exploration company focused on gold, silver and copper exploration in Argentina where it holds about 200,000 hectares (500,000 acres) of mineral exploration land and co-owns the advanced stage San Jose/Huevos Verdes silver/gold project now under construction for possible mine production, with a feasibility study

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underway. Minera Andes has also discovered an enriched copper zone at its Los
Azules property, and is acquiring other exploration targets in southern Argentina. The Corporation presently has 71,453,408 issued and outstanding shares.

For further information, please contact: Art Johnson at the Spokane office, or Krister A. Kottmeier, investor relations - Canada, at the Vancouver office. Visit our Web site: www.minandes.com.

    Spokane Office                           Vancouver Office
    111 East Magnesium Rd., Suite A          410 - 744 West Hastings St.
    Spokane, WA 99208 USA                    Vancouver, B.C. V6C 1A5
    Phone: (509) 921-7322                    Phone: (604) 689-7017; 877-689-7018
    E-mail: mineraandes@minandes.com         E-mail: ircanada@minandes.com
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FORWARD-LOOKING STATEMENT-- Although Minera Andes believes many of its properties have promising potential, its properties are in the early stages of exploration. None have yet been shown to contain proven or probable mineral reserves. There can be no assurance that such reserves will be identified on any property, or that, if identified, mineralization may be economically extracted. There can be no assurance that the San Jose/Huevos Verdes gold/silver project will be found to be economically feasible or that a mine will successfully be constructed. In addition, Minera Andes' joint venture partner, Mauricio Hochschild & Cia. Ltda., does not accept responsibility for the use of project data or the adequacy or accuracy of this release.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.



Minera Andes Inc.                                     News Release 04-31- Page 2